UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 29, 2008

INSMED INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Virginia

(State or Other Jurisdiction of Incorporation)

0-30739	54-1972729
(Commission File Number)	(IRS Employer Identification No.)

8720 Stony Point Parkway, Suite 200, Richmond, Virginia	23235
(Address of Principal Executive Offices)	(Zip Code)

(804) 565-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1—Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On May 29, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Insmed Incorporated (the “Company”) approved forms of award agreements to be used to grant shares of restricted stock and/or restricted stock units pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Plan”) to members of the Company’s senior management (“Management Agreements”) and employees (“Employee Agreements”). Awards made pursuant to these agreements shall in all instances be governed by the terms and conditions of the Plan.

The shares of restricted stock and/or restricted stock units (the “Award”) granted to the employees of the Company pursuant to Employee Agreements are subject to time-based vesting, with 25% of the Award vesting each year over a four year period, beginning on June 1, 2009, so long as the employee continues to be employed by the Company.

The Awards granted to the members of the senior management of the Company pursuant to Management Agreements are subject to both time (25% of the Award) and performance-based (75% of the Award) vesting. The portion of the Award subject to time-based vesting shall vest in equal installments of 25% per year over a four year period, beginning on June 1, 2009, so long as the member of management continues to be employed by the Company. The portion of the Award subject to performance-based vesting shall vest based on the performance of the Company over a four-year Performance Cycle (as defined in the Management Agreements) as measured by Total Shareholder Return of the Company (as defined in the Management Agreements) compared to the Total Shareholder Return of the Company’s Peer Group (as defined in the Management Agreement). The amount of the performance-based portion of the Award that will vest at the end of the Performance Cycle will depend upon the performance level obtained by the Company (Distinguished, Target, Threshold or Below Threshold), as more fully described in the Management Agreements.

Upon a Change in Control (as defined in the Plan) of the Company, both time-based (for employees and members for senior management) and performance-based vesting (for members of senior management) shall be accelerated. In the case of time-based vesting for all employees other than senior management, subject to the continued employment of the grantee, the unvested portion of an Award shall vest and be payable to the grantee on the first anniversary of the effective date of the Change in Control (the “CIC Anniversary). If the grantee’s employment has been terminated without Cause (as defined in the Employee Agreement) prior to the CIC Anniversary, the unvested portion of the Award shall become immediately vested.

In case of time-based vesting for members of senior management the unvested portion of the award subject to time-based vesting shall vest immediately upon a Change in Control. In the case of performance-based vesting which is applicable only to senior management, subject to the continued employment of the grantee, if the Change in Control occurs on or prior to the second anniversary of the grant date, a portion of the Award shall vest on the six month anniversary of the Change in Control (“6 Month Anniversary”) as if the Performance Cycle ended on the effective date of such Change in Control. If the grantee’s employment has been terminated without Cause (as defined in the Management Agreement) prior to the 6 Month Anniversary, the portion of the Award described above shall immediately become vested. If the Change in Control occurs following the second anniversary of the grant date, the grantee shall be deemed to have vested in a portion of the Award immediately as of the effective date of the Change in Control.

The restricted stock unit portion of the Awards will be paid out to the grantee in cash, in an amount equal to the fair market value of the shares of common stock underlying the restricted stock units, following the applicable vesting date. However, if prior to an applicable vesting date, the shareholders of the Company approve an amendment to the Plan to increase the number of shares of common stock that may be issued under the Plan, the Administrator (as defined in the Plan) may choose to award shares of common stock to the grantee in lieu of making a cash payment.

Section 5—Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Officers; Appointment of Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2008, the Compensation Committee approved the grant of restricted stock and restricted stock units to the named executive officers of the Company in accordance with the terms of the table below:

Name	Title	Shares of Restricted Stock	Shares of Restricted Stock Units	Total Shares in the Award
Geoffrey Allan	President & CEO	660,218	386,295	1,046,512

Steve Glover	President, Insmed Therapeutic Proteins	288,845	169,004	457,849

Kevin Tully	EVP and Chief Financial Officer	252,166	147,543	399,710

Doug Farrar	VP, Insmed Therapeutic Proteins	229,242	134,130	363,372

Each of the above grants was evidenced by entering into a Management Agreement with the named executive officer.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Form of Award Agreement (Restricted Stock and Restricted Stock Units) Pursuant to the Registrant’s Amended and Restated 2000 Stock Incentive Plan (Time vesting only, for employees)

10.2	Form of Award Agreement (Restricted Stock and Restricted Stock Units) Pursuant to the Registrant’s Amended and Restated 2000 Stock Incentive Plan (Time and performance vesting, for senior management)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insmed Incorporated
Date: May 30, 2008
	By:	/s/ Kevin P. Tully
	Name:	Kevin P. Tully C.G.A.,
	Title:	Executive Vice President & Chief Financial Officer7

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Award Agreement (Restricted Stock and Restricted Stock Units) Pursuant to the Registrant’s Amended and Restated 2000 Stock Incentive Plan (Time vesting only, for employees)

10.2	Form of Award Agreement (Restricted Stock and Restricted Stock Units) Pursuant to the Registrant’s Amended and Restated 2000 Stock Incentive Plan (Time and performance vesting, for senior management)